Exhibit 99.1

News Announcement

Conference Call:	Today, January 31, 2013 at 10:00 a.m. ET
Dial-in number:	212/231-2906
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS FOURTH QUARTER REVENUE OF

$743.8 MILLION AND ADJUSTED EBITDA OF $152.3 MILLION,

INCLUSIVE OF $14.5 MILLION OF CORPORATE OVERHEAD

EXPENSES NOT INCLUDED IN GUIDANCE

- Establishes 2013 First Quarter Guidance and Updates 2013 Full Year Guidance -

Wyomissing, Penn., (January 31, 2013) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported fourth quarter and full year 2012 operating results, as summarized below:

Summary of Fourth Quarter and Full Year Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions, except per share data)	2012 Actual	2012 Guidance (2)	2011 Actual	2012 Actual	2012 Guidance (2)	2011 Actual
Net revenues	$743.8	$782.4	$676.5	$2,899.5	$2,938.1	$2,742.3
Adjusted EBITDA (1)	152.3	182.4	156.5	711.4	741.5	730.2
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(132.1)	(147.2)	(112.5)	(499.4)	(514.6)	(487.8)
Net income	$20.2	$35.2	$44.0	$212.0	$226.9	$242.4

Diluted earnings per common share	$0.19	$0.33	$0.41	$2.04	$2.15	$2.26

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)         The figures in these columns present the guidance Penn National provided on November 15, 2012 when it announced that it is pursuing a plan to split its businesses into two separately traded companies, a gaming focused REIT and a gaming operator.

Review of Fourth Quarter 2012 Results vs. Guidance and Fourth Quarter 2011 Results

	Three Months
	Ended
	December 31, 2012
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$73,001	$35,248
Midwest segment variance	(10,587)	(6,143)
Southern Plains segment variance	(3,552)	(2,061)
Other segment variances	(1,523)	(883)
Cherokee County litigation accrual	(6,420)	(4,036)
Maryland lobbying efforts	(2,170)	(2,170)
Development costs	(3,883)	(2,441)
Other	(1,179)	(781)
Depreciation and amortization variance	4,616	2,678
Tax rate variance from guidance	—	828

Income, as reported	$48,303	$20,239

	Three Months Ended
	December 31,
	2012	2012 Guidance (1)	2011
Diluted earnings per common share	$0.19	$0.33	$0.41
Cherokee County litigation accrual	0.04	—	—
Maryland lobbying efforts	0.02	—	—
Development costs	0.02	—	—
Other	0.01	—	0.01
Depreciation and amortization variance	—	0.03	—
Tax rate variance from guidance	—	0.01	0.02
Unconsolidated affiliate impairment	—	—	0.04

Diluted earnings per common share excluding items not included in guidance	$0.28	$0.37	$0.48

(1)         The guidance figures in the tables above present the guidance Penn National provided on November 15, 2012 (which included $23.8 million of Maryland lobbying costs) when it announced that it is pursuing a plan to split its businesses into two separately traded companies, a gaming focused REIT and a gaming operator.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming, commented, “Fourth quarter operating results fell short of our guidance targets as our newer facilities have taken longer than expected to ramp up and industry-wide regional gaming revenue trends softened during the period.  Consolidated results reflect a number of factors, including lobbying expenses, development costs associated with new greenfield opportunities, transaction costs associated with our proposed REIT transaction, and litigation accruals.

“In retrospect, while full year 2012 regional market revenue trends and customer visitation levels proved to be largely stable, quarterly visibility and performance was impacted by volatility that did not follow historic trends.  Due to this volatility as well as the still challenging economic environment, we are approaching 2013 with caution as consumers continue to adjust to lower discretionary income levels related to higher taxes and other factors.  In this environment, we continue to vigilantly address operating efficiencies while maintaining a disciplined approach to marketing spend and promotional activities.  This focus is evidenced in the fourth quarter property level EBITDA margins for our Midwest, East/West and Southern Plains regions, which rose to 29.0% from 27.3% in the comparable 2011 period despite revenue trends on a same facility basis.  We remain focused on expanding the EBITDA contributions from all facilities as we rationalize operating costs, fine tune the slot floor and table game mix, build our customer databases at newly opened facilities, improve player marketing efforts and adjust food, beverage and entertainment offerings.

“We believe 2012 will be remembered as a transitional year for Penn National.  We successfully completed multiple significant strategic objectives, including opening three first class casinos in metropolitan markets on time, and on budget; completed an accretive acquisition of the facility formerly known as Harrah’s St. Louis (which is being re-branded Hollywood Casino St. Louis); advanced our plans for two new VLT facilities in Ohio; submitted a thoughtful, comprehensive proposal to the City of Springfield, Massachusetts for the re-development of the City’s North End; submitted a proposal to the Pennsylvania Gaming Control Board for a new gaming and entertainment destination in Philadelphia; and submitted two proposals to the Iowa Racing and Gaming Commission for a new gaming and entertainment destination in Woodbury County.  In January, we reached an agreement with the City of Sioux City to extend our current land lease for our riverboat casino for twelve months with an option to extend the lease for an additional eighteen months.  Additionally, with our Zia Park Casino benefiting from a healthy economy in its feeder markets, we anticipate commencing construction of a hotel at the facility in the second half of 2013, which would feature 150 rooms with six suites, a board/meeting room, exercise/fitness facilities and a breakfast venue.  The new hotel, budgeted at $26.2 million, will allow the property to become more of a destination location enabling us to build relationships with key customers from eastern New Mexico and western Texas as the new integrated hotel, casino, and racing facility will far surpass any of the limited options currently in the market.

“On a corporate level, during the fourth quarter we expanded the Company’s senior secured credit facility by $1 billion at an attractive cost of capital.  Perhaps most notably, in November, we announced that we are pursuing a plan to separate the Company’s gaming operating assets from our real property assets by creating a newly formed, publicly traded real estate investment trust (“REIT”) through a tax free spin off which we expect will result in a one-time taxable cash and stock dividend to shareholders equivalent to approximately $1.4 billion, or $16.00 per current Penn National Gaming common share.

“Following significant consideration and analysis, we expect the proposed REIT structure will bring additional meaningful benefits to all Penn National stakeholders as we unlock the value of the Company’s real estate assets, create a vehicle for efficiently returning capital to shareholders, gain access to capital at lower blended costs and create two well capitalized platforms for sustained long-term growth in distinct industries led by disciplined, market tested management teams.  The operating entity, PNG, will retain its existing growth pipeline while pursuing additional near- and long-term domestic and international growth opportunities that can be highly impactful for its shareholders.  In addition, the new structure will allow PNG to operate additional facilities in certain gaming jurisdictions that have ownership limitations.  PropCo will initially own substantially all of Penn National’s real property assets and will lease back most of those assets to the gaming operating entity for use by its subsidiaries under a triple net, 35-year master lease agreement (including renewal options).  Under the master lease agreement, it is expected that PNG would initially pay approximately $442 million in annual rent, which would result in a rent coverage ratio of approximately 1.9 times earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”), thereby retaining ample capital at the operating entity for growth, debt service and shareholder value enhancing initiatives.  We received a Private Letter Ruling from the IRS relating to the tax treatment of the separation and the qualification of PropCo as a REIT, which is subject to certain qualifications and based on certain representations and statements made by Penn National Gaming, Inc.  PropCo is expected to distribute at least 90% of its annual taxable income to shareholders as dividends and is expected to declare ordinary dividends of $2.43 per share based on 2013 guidance.

“Over the past two months, Penn National has had constructive dialogue with gaming regulators focused on the fact that our plan will not detract from the Company’s operations, thereby ensuring the continued gaming tax revenue, employment, and other benefits associated with our operations.  Additionally, earlier this month, we finalized our previously non-binding agreement with an affiliate of Fortress Investment Group related to its Series B Redeemable Preferred Stock exchange, as disclosed in our January 18, 2013 Form 8-K.  This agreement ensures that Fortress will realign its investment in advance of the spin-off to ensure compliance with REIT tax rules.  In addition, the Company has signed an agreement with Centerbridge Capital Partners, LP, pursuant to which the Company will repurchase their preferred shares at par in advance of the spin-off.  We expect to repurchase the Series B Redeemable Preferred Stock of the remaining preferred shareholder at, or slightly below, par.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through December 31, 2012	Expected Opening Date
	(in millions)

Hollywood Casino Columbus (OH) - The casino opened on October 8, 2012 and features approximately 3,000 slot machines, 78 table games and 30 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	3,790	$400	(1)	$388.6	Opened October 8, 2012

Mahoning Valley Race Track (OH) - Full details and design of the project at Austintown’s Centrepointe Business Park are in the development stage, with a new Hollywood themed facility featuring a new racetrack and up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,500	$265	(2)	$7.2	2014

Dayton Raceway (OH) - Full details and design of the project at the site of an abandoned Delphi Automotive plant are in the development stage, with our new Hollywood themed facility featuring a new racetrack and up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,500	$257	(2)	$5.0	2014

Hollywood Casino St. Louis (MO) - Rebranding of former Harrah’s property to our Hollywood Theme. Integration of new casino, hotel, financial and operating systems and upgrades of slot machine product.		$61		$11.0	Ongoing through Fourth Quarter 2013

(1) Includes a $50 million license fee.

(2) Includes a $75 million relocation fee in addition to a $50 million VLT license fee.

Financial Guidance — Penn National Gaming, Inc.

The table below sets forth current guidance targets for financial results for the 2013 first quarter and full year, based on the following assumptions:

•                  Excludes cash and non-cash charges associated with the proposed tax-free spin-off transaction (including tender costs, consulting fees, professional fees, debt issuance cost write-offs and impairments of goodwill and other intangible assets);

•                  A competitor’s property, Horseshoe Cincinnati, opens in the first quarter of 2013;

•                  Operators in Maryland begin offering table games in April of 2013;

•                  No disruptions to Penn National’s Argosy Casino Sioux City facility arising from the ongoing litigation or regulatory proceedings;

•                  A full year of the Casino Rama management contract;

•                  Depreciation and amortization charges in 2013 of $314.0 million, with $77.9 million projected to be incurred in the first quarter of 2013.  The increase in 2013 depreciation expense is due to

Hollywood Casino St. Louis partially offset by lower depreciation at Hollywood Casino Columbus;

•                  Estimated non-cash stock compensation expenses of $25.7 million for 2013, with $7.1 million of the cost incurred in the first quarter of 2013;

•                  LIBOR is based on the forward curve;

•                  A blended 2013 income tax rate of 39%;

•                  A diluted share count of approximately 106.7 million shares for the full year 2013, which excludes any reduction of the fully diluted weighted average shares per the terms of the Preferred Stock resulting from Penn National Gaming’s stock price exceeding $45 or as a result of the exchange transaction with Fortress and our anticipated repurchase of the remaining preferred shares; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending March 31,		Full Year Ending December 31,
(in millions, except per share data)	2013 Guidance	2012 Actual	2013 Revised Guidance	2013 Prior Guidance (2)	2012 Actual
Net revenues	$799.2	$736.1	$3,151.5	$3,201.6	$2,899.5
Adjusted EBITDA (1)	224.2	200.7	881.2	905.1	711.4
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(155.9)	(122.1)	(617.3)	(624.0)	(499.4)
Net income	$68.3	$78.6	$263.9	$281.1	$212.0

Diluted earnings per common share	$0.64	$0.74	$2.47	$2.62	$2.04

(1)        Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)         These figures present the guidance Penn National provided on November 15, 2012 for the full year ending December 31, 2013 when it announced it is pursuing a plan to split its businesses into two separately traded companies, a gaming focused REIT and a gaming operator.

Pro Forma 2013 Financial Guidance for PropCo, Penn National’s Proposed REIT Entity

Reflecting the assumptions below and the cash flow from the 2013 financial guidance for Penn National Gaming, Inc. above, and if the spin-off were to have occurred on January 1, 2013, PropCo would be expected to generate adjusted EBITDA of $456.5 million and Adjusted Funds From Operations (“AFFO”) of $289.6 million.

Significant changes in assumptions from the previous guidance issued November 15, 2012 are as follows:

•                  Previous guidance was based on Penn National Gaming’s expected debt levels and free cash flow through December 31, 2012, while the revised guidance factors in expected 2013 free cash flow and debt levels at December 31, 2013.

•                  A reduction in adjusted EBITDA resulting from lower projected rent payments due to slower than anticipated initial results at Hollywood Casino Columbus and Toledo partially offset by higher taxable REIT subsidiary (TRS) adjusted EBITDA levels driven by the addition of table games at Hollywood Casino Perryville;

•                  An increase in AFFO due to a reduction in the assumed Penn National Gaming (PNG, the operating entity post the proposed spin-off) employee option holder dividends that will be incurred by PropCo as the remainder will be incurred by PNG.  This was partially offset by higher income taxes resulting from increased TRS earnings;

•                  Increased depreciation expense due to Hollywood Casino St. Louis partially offset by lower depreciation at Hollywood Casino Columbus;

•                 A reduction in the fully diluted share count from 95.9 million common shares to 93.4 million common shares outstanding for 2013 (which excludes the impact of the pro rata share distribution associated with the one-time dividend to shareholders of accumulated earnings and profits) due to the assumption that the Series B Redeemable Preferred Stock held by Centerbridge Partners LP and Wells Fargo Securities, LLC are redeemed at par for $252.5 million and an increase in the Fortress buy down amount of $31.5 million to $449 million.   This decrease was offset by the adjustment required to reflect that there is no tax benefit of PropCo options;

•                  A reduction in the cash component of the E&P distribution (accumulated earnings and profits attributable to any pre-REIT years to comply with certain REIT qualification requirements) from $487 million, or approximately $5.35 per current Penn National Gaming common share to approximately $437 million or approximately $5.00 per current Penn National Gaming common share resulting from the payments required to execute the Preferred Stock restructuring;

•                  An increase in the share component of the E&P distribution to 0.48 additional PropCo shares, from the previously assumed 0.38, per Penn National Gaming common share;

•                  The ordinary dividend amount is calculated as 80 percent of AFFO less the PNG option holder dividends.  The PNG option holders’ dividends are modeled to pay down PropCo debt, additionally, the share count utilized in the per share dividend calculation excludes the dilutive impact of employee stock options; and,

•                  An increase in the annual dividend to $2.43 per Penn National Gaming, Inc. common share from $2.36 due to the factors described above.

PropCo, Penn National’s Proposed REIT Entity

	Full Year Ending December 31,
(in millions, except per share data)	2013 Revised Guidance	2013 Prior Guidance (3)
Net revenues	$608.3	$608.3
Adjusted EBITDA (1)	456.5	459.1
Less: Interest expense and maintenance CAPEX, employee stock option holder payments and income tax payments	(166.9)	(189.9)
AFFO (2)	289.6	269.2
Less: Impact of stock compensation, depreciation and amortization plus maintenance CAPEX	(161.0)	(157.0)
Net income	$128.6	$112.2

Diluted earnings per common share	$1.38	$1.17

Dividend per outstanding share	$2.43	$2.36

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)        AFFO is net income, excluding gains or losses from sales of property, adding back depreciation and stock compensation expense and subtracting maintenance capex.

(3)         These figures present the guidance Penn National provided on November 15, 2012 for the full year ending December 31, 2013 when it announced that it is pursuing a plan to split its businesses into two separately traded companies, a gaming focused REIT and a gaming operator.

Pro Forma 2013 Financial Guidance for Penn National Gaming (PNG, the Operating Entity Post the Proposed Spin-off)

Reflecting the assumptions below and the 2013 financial guidance for PENN above, and assuming the spin-off occurred on January 1, 2013, PNG would generate approximately $410.8 million of adjusted EBITDA in 2013.

Significant changes in assumptions from the previous guidance issued November 15, 2012 are as follows:

•                  A reduction in net revenues and earnings resulting from a slower than anticipated ramp up at Hollywood Casino Columbus and Toledo;

•                  A reduction in the fully diluted share count from 89 million common shares to 84 million common shares outstanding for 2013, due to the assumption that Centerbridge Partners LP and Wells Fargo Securities, LLC will redeem their Series B Redeemable Preferred Stock holdings at par for $252.5 million and a $31.5 million increase in the Fortress buy down amount to $449 million to ensure that Fortress’ ownership in PNG is less than 10%;

•                  Excludes charges associated with PropCo options held by Penn National Gaming employees which will be paid by PNG.  The anticipated cash required for these dividend payments has been pre-funded in PNG; and,

•                  PNG’s rent expense is reduced by $7.8 million primarily due to a slower than anticipated revenue ramp at Hollywood Casino Columbus and Toledo.  The rent coverage ratio would decline to approximately 1.9x EBITDAR from 2.0x EBITDAR with actual total leverage (total debt to adjusted EBITDA) of approximately 3.0x and implied total adjusted debt leverage (inclusive of PNG’s obligation under the Master Lease) of 5.6x.

Penn National Gaming (PNG, the Operating Entity Post the Proposed Spin-off)

	Full Year Ending December 31,
(in millions, except per share data)	2013 Revised Guidance	2013 Prior Guidance (3)
Net revenues	$2,984.7	$3,042.6
Adjusted EBITDAR (2)	852.3	881.4
Rent Expense	(441.5)	(449.3)
Adjusted EBITDA (1)	410.8	432.1
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(307.2)	(316.5)
Net income	$103.6	$115.6

Diluted earnings per common share	$1.24	$1.29

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)         Adjusted EBITDAR is adjusted EBITDA less rent.

(3)         The guidance figures in the table above present the guidance Penn National Gaming provided on November 15, 2012 when it announced that it is pursuing a plan to split its businesses into two separately traded companies, a gaming focused REIT and a gaming operator.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011
Midwest (1)	$279,091	$192,889	$88,987	$55,578
East/West (2)	301,737	333,457	84,408	84,500
Southern Plains (3)	155,517	140,387	40,354	42,166
Other (4)	7,466	9,717	(61,446)	(25,771)
Total	$743,811	$676,450	$152,303	$156,473

	NET REVENUES		ADJUSTED EBITDA
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Midwest (1)	$949,464	$826,436	$298,673	$255,648
East/West (2)	1,345,621	1,290,732	379,168	349,200
Southern Plains (3)	571,246	590,709	179,479	192,036
Other (4)	33,134	34,380	(145,889)	(66,648)
Total	$2,899,465	$2,742,257	$711,431	$730,236

(1)         Our Midwest segment consists of the following properties: Hollywood Casino Lawrenceburg, Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Hollywood Casino Toledo, which opened on May 29, 2012, and Hollywood Casino Columbus, which opened on October 8, 2012.  It also includes our Casino Rama management service contract and the Mahoning Valley and Dayton Raceway projects which we anticipate completing in 2014.  Results for the three and twelve months ended December 31, 2012 included preopening charges of $0.4 million and $20.2 million, respectively, as compared to preopening charges of $2.8 million and $4.8 million for the three and twelve months ended December 31, 2011, respectively.

(2)         Our East/West segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Perryville, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Zia Park Casino, and M Resort which was acquired on June 1, 2011. Results for the twelve months ended December 31, 2012 included preopening charges of $0.3 million.  Results for the twelve months ended December 31, 2011 included acquisition related transaction costs associated with the M Resort of $1.3 million.

(3)         Our Southern Plains segment consists of the following properties: Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Baton Rouge, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, Boomtown Biloxi, Hollywood Casino St. Louis, which we acquired on November 2, 2012, and our 50% joint venture interest in Kansas Entertainment, LLC (“Kansas Entertainment”), which owns Hollywood Casino at Kansas Speedway that opened February 3, 2012.  Costs associated with the St. Louis acquisition totaled $1.8 million and $3.3 million for the three and twelve months ended December 31, 2012, respectively. In addition, results for the twelve months ended December 31, 2012 included our share of the Kansas Entertainment joint venture’s preopening charges of $1.4 million, as compared to preopening charges of $2.0 million and $5.1 million for the three and twelve months ended December 31, 2011, respectively.

(4)         Our Other segment consists of our standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford Orlando Kennel Club, and our joint venture interests in Sam Houston Race Park, Valley Race Park and Freehold Raceway.  It also included our joint venture interest in the Maryland Jockey Club which was sold in July 2011. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of our regional executives and reported in their respective reportable segment. The Other segment also includes our Bullwhackers property and our corporate overhead operations.  Results for the three and twelve months ended December 31, 2012 included corporate overhead costs of $59.1 million and $141.7 million, respectively, as compared to corporate overhead costs of $17.8 million and $75.0 million for the three and twelve months ended December 31, 2011, respectively.  Results for the three and twelve months ended December 31, 2012 included $26.0 million and $45.1 million, respectively, of lobbying costs related to our opposition to the November 2012 gaming referendum in Maryland and a $6.4 million legal accrual for our Cherokee County, Kansas litigation, whereas the twelve months in the prior year included a gain of $20.2 million related to the sale of our interests in the Maryland Jockey Club partially offset by a $5.9 million charge for our share of a goodwill impairment at our New Jersey joint venture in the fourth quarter of 2011.  Results for the twelve months ended December 31, 2011 included transaction costs of $0.3 million associated with the Rosecroft Raceway acquisition.

Reconciliation of Adjusted EBITDA to Net income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Adjusted EBITDA	$152,303	$156,473	$711,431	$730,236
(Gain) loss from unconsolidated affiliates	(258)	8,006	(3,804)	(7,364)
Depreciation and amortization	(72,821)	(51,893)	(245,348)	(211,476)
Charge for stock compensation	(6,415)	(6,276)	(28,609)	(24,732)
Insurance recoveries, net of deductible charges	—	38	7,229	13,257
Gain (loss) on disposal of assets	484	(429)	1,690	(340)
Income from operations	$73,293	$105,919	$442,589	$499,581
Interest expense	(25,621)	(20,915)	(81,440)	(99,564)
Interest income	265	206	948	423
Gain (loss) from unconsolidated affiliates	258	(8,006)	3,804	7,364
Loss on early extinguishment of debt	—	—	—	(17,838)
Other	108	(1,127)	(1,375)	(734)
Taxes on income	(28,064)	(32,046)	(152,555)	(146,881)
Net income	$20,239	$44,031	$211,971	$242,351

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended December 31, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$57,953	$62,927	$23,414	$(71,001)	$73,293
Charge for stock compensation	—	—	—	6,415	6,415
Depreciation and amortization	30,700	22,233	15,780	4,108	72,821
Loss (gain) on disposal of assets	334	(752)	(60)	(6)	(484)
Gain (loss) from unconsolidated affiliates (1)	—	—	1,220	(962)	258
Adjusted EBITDA	$88,987	$84,408	$40,354	$(61,446)	$152,303

Three Months Ended December 31, 2011

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$39,705	$61,923	$32,183	$(27,892)	$105,919
Charge for stock compensation	—	—	—	6,276	6,276
Insurance deductible charges, net of recoveries	1	—	(39)	—	(38)
Depreciation and amortization	15,861	22,485	11,524	2,023	51,893
Loss on disposal of assets	11	92	234	92	429
Loss from unconsolidated affiliates	—	—	(1,736)	(6,270)	(8,006)
Adjusted EBITDA	$55,578	$84,500	$42,166	$(25,771)	$156,473

Twelve Months Ended December 31, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$206,462	$291,627	$132,153	$(187,653)	$442,589
Charge for stock compensation	—	—	—	28,609	28,609
Insurance recoveries, net of deductible charges	—	—	(7,229)	—	(7,229)
Depreciation and amortization	92,689	88,688	49,408	14,563	245,348
Gain on disposal of assets	(478)	(1,147)	(63)	(2)	(1,690)
Gain (loss) from unconsolidated affiliates (1)	—	—	5,210	(1,406)	3,804
Adjusted EBITDA	$298,673	$379,168	$179,479	$(145,889)	$711,431

Twelve Months Ended December 31, 2011

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$211,356	$263,423	$137,580	$(112,778)	$499,581
Charge for stock compensation	—	—	—	24,732	24,732
Insurance recoveries, net of deductible charges	(18,535)	—	5,278	—	(13,257)
Depreciation and amortization	62,844	85,723	53,764	9,145	211,476
(Gain) loss on disposal of assets	(17)	54	248	55	340
(Loss) gain from unconsolidated affiliates	—	—	(4,834)	12,198	7,364
Adjusted EBITDA	$255,648	$349,200	$192,036	$(66,648)	$730,236

1)             On February 3, 2012, our joint venture in Kansas Entertainment commenced operations of Hollywood Casino at Kansas Speedway.  We record 50% of the joint venture’s earnings in our gain from unconsolidated affiliates line in the Southern Plains column which includes the impact of depreciation and amortization expense. Our 50% share of depreciation and amortization expense was $2.8 million and $9.9 million for the three and twelve months ended December 31, 2012, respectively.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Revenues
Gaming	$665,774	$600,257	$2,590,533	$2,468,630
Food, beverage and other	112,239	110,897	438,837	400,258
Management service fee	3,431	3,355	14,835	15,185
Revenues	781,444	714,509	3,044,205	2,884,073
Less promotional allowances	(37,633)	(38,059)	(144,740)	(141,816)
Net revenues	743,811	676,450	2,899,465	2,742,257

Operating expenses
Gaming	344,372	319,653	1,342,905	1,298,938
Food, beverage and other	89,947	90,000	343,611	321,801
General and administrative	163,378	109,023	532,241	423,718
Depreciation and amortization	72,821	51,893	245,348	211,476
Insurance recoveries, net of deductible charges	—	(38)	(7,229)	(13,257)
Total operating expenses	670,518	570,531	2,456,876	2,242,676
Income from operations	73,293	105,919	442,589	499,581

Other income (expenses)
Interest expense	(25,621)	(20,915)	(81,440)	(99,564)
Interest income	265	206	948	423
Gain (loss) from unconsolidated affiliates	258	(8,006)	3,804	7,364
Loss on early extinguishment of debt	—	—	—	(17,838)
Other	108	(1,127)	(1,375)	(734)
Total other expenses	(24,990)	(29,842)	(78,063)	(110,349)

Income from operations before income taxes	48,303	76,077	364,526	389,232
Taxes on income	28,064	32,046	152,555	146,881
Net income	$20,239	$44,031	$211,971	$242,351

Earnings per common share:
Basic earnings per common share	$0.21	$0.46	$2.24	$2.52
Diluted earnings per common share	$0.19	$0.41	$2.04	$2.26

Weighted-average common shares outstanding:
Basic	76,787	77,180	76,345	77,991
Diluted	104,470	106,195	103,804	107,051

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock (“Preferred Stock”) and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock at the end of reporting period is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock at the end of the reporting period is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock at the end of the reporting period is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

In connection with our proposed plan to separate our gaming operating assets and real property assets into two publicly traded companies through a tax-free spin-off of our real estate assets to holders of our common stock, an affiliate of Fortress Investment Group, owners of approximately $975 million or 79.4% of the Preferred Stock, has entered into an agreement to exchange their Preferred Stock for non-voting common stock or equivalents at a price of $67 per share or 14.6 million non-voting common shares or equivalents. The non-voting common shares or equivalents would convert to Penn National Gaming’s voting common shares upon sale to a third party. Fortress may exchange its Preferred Stock for non-voting common shares or equivalents at any time, but if Fortress does not fully exercise its exchange right prior to the spin-off, any remaining Preferred Stock will automatically be converted into non-voting common shares or equivalents.  In addition, Fortress may either divest 6.7 million of its 14.6 million non-voting Penn National Gaming common shares or equivalents prior to the spin-off, or, if it does not, Penn National Gaming has the right to repurchase the undisposed share for $67 per share.

In addition, the Company has signed an agreement with Centerbridge Capital Partners, LP, pursuant to which the Company will repurchase their Preferred Stock at par in advance of the spin-off.  The Company also expects to repurchase the Preferred Stock of the remaining preferred shareholder at, or slightly below, par.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each segment’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Adjusted EBITDAR is adjusted EBITDA less rent expense.

Funds From Operations (“FFO”), is defined by NAREIT (the National Association of Real Estate Investment Trusts, the trade organization for REITs) as “the most commonly accepted and reported measure of REIT operating performance.” FFO is equal to net income, excluding gains or losses from sales of property, adding back depreciation and stock compensation expense.  Adjusted Funds From Operations (“AFFO”) is defined as FFO less maintenance capex.  A reconciliation of FFO and AFFO to net income (loss) per GAAP is included in the accompanying financial schedules.

Notwithstanding the foregoing, PropCo’s and/or PNG’s measures of adjusted EBITDA, adjusted EBITDAR, FFO and AFFO may not be comparable to similarly titled measures used by other companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2906; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-nine facilities in nineteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities currently feature approximately 35,600 gaming machines, approximately 830 table games, 2,900 hotel rooms and approximately 1.6 million square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company” or “PENN”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the proposed separation of PropCo from PENN, including our ability to timely receive all necessary consents and approvals, the anticipated timing of the proposed separation, the expected tax treatment of the proposed transaction, the ability of each of the post spin Company and PropCo to conduct and expand their respective businesses following the proposed spin-off, and the diversion of management’s attention from traditional business concerns; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; our ability to successfully integrate Harrah’s St. Louis into our existing business; our ability to reach agreements with the thoroughbred and harness horseman in Ohio in connection with the proposed relocations and to otherwise maintain agreements with our horseman, pari-mutuel clerks and other organized labor groups; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors (traditional and internet based); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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